Exhibit 99.1

Media Contacts:

Abernathy MacGregor
Winnie Lerner/Jessica Liddell
212-371-5999


                     Motient Announces Stock Buyback Program

LINCOLNSHIRE, IL, November 7, 2005 -- Motient Corporation (MNCP) announced today that the Executive Committee of its Board of Directors has authorized the Company to repurchase up to $50 million of its outstanding common shares. The Company intends to repurchase shares from time to time in the open market or otherwise under this program. The number of shares to be purchased and the timing of the purchases will be based on the level of cash balances, general business conditions and other factors, including alternative investment opportunities. The program may be discontinued at any time.

"Our goal is to continually look for ways to enhance long-term shareholder value and the decision to initiate a share repurchase program reflects the Board's confidence in Motient's long-term growth prospects," said Chris Downie, Motient's Chief Operating Officer. "We believe Motient's stock represents an attractive investment at current prices, and we remain focused on opportunities to leverage our strong financial position through activities like this stock repurchase program and our pending transaction to consolidate the ownership of MSV and TerreStar."


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About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network.Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America.

http://www.motient.com.
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Statement under the Private Securities Litigation Reform Act:
With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.